Exhibit 99.1

Granite Point Mortgage Trust Inc. Announces Update on
Process to Internalize Management Function

NEW YORK, October 7, 2020 – Granite Point Mortgage Trust Inc. (NYSE: GPMT) (“GPMT,” “Granite Point” or the “Company”) today provided an update on the previously announced internalization of the Company’s management function from its external manager, Pine River Capital Management L.P. (“Pine River” or the “Manager”). As previously disclosed, the Company and the Manager entered into a confidential arbitration process to determine any amounts payable by the Company to the Manager in consideration of the Manager’s agreement to terminate Granite Point’s management agreement and the Manager’s undertaking of other obligations in connection with the internalization.

Today, the arbitral panel issued the award setting the amount payable by the Company to the Manager at $44.5 million. The Company anticipates that it will promptly enter into a definitive agreement with the Manager in respect of the internalization, the form of which was previously negotiated with the Manager in connection with the arbitration process. The Company expects to complete the internalization during the fourth quarter of 2020, with the Company making the one-time cash payment of $44.5 million from funds on hand on the effective date of the internalization. An independent committee of Granite Point’s Board of Directors negotiated the internalization on behalf of the Company. Following the completion of the internalization, Granite Point will be well-positioned for continued growth and success as an internally-managed commercial real estate finance company.

Upon the completion of the internalization, the Company will continue to be managed by its strong senior management team, benefiting from their extensive industry expertise and relationships. The Company has entered into employment agreements with its President and Chief Executive Officer, Jack Taylor; Chief Investment Officer and Co-Head of Originations, Stephen Alpart; General Counsel, Michael Karber; Chief Development Officer and Co-Head of Originations, Peter Morral; Chief Operating Officer, Steven Plust and Chief Financial Officer, Marcin Urbaszek, which will become effective upon the completion of the internalization. In addition to the management team, Granite Point intends to retain personnel across a variety of functions supporting the Company's business, such as originations, underwriting and oversight of investments, legal, financial reporting, tax and treasury, who are currently employees of Pine River and to whom the Company intends to extend offers of employment.

About Granite Point Mortgage Trust Inc.

Granite Point Mortgage Trust Inc. is a Maryland corporation focused on directly originating, investing in and managing senior floating rate commercial mortgage loans and other debt and debt-like commercial real estate investments. Granite Point is headquartered in New York, NY, and is externally managed by Pine River Capital Management L.P. Additional information is available at www.gpmtreit.com.

Forward-Looking Statements

This release contains, or incorporates by reference, not only historical information, but also forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. GPMT’s actual results may differ from its beliefs, expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “target,” “believe,” “intend,” “seek,” “plan,” “goals,” “future,” “likely,” “may” and similar expressions or their negative forms, or by references to strategy, plans or intentions. By their nature, forward-looking statements speak only as of the date they are made, are not statements of historical fact or guarantees of future performance and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify, in particular due to the uncertainties created by the COVID-19 pandemic, including its impact of COVID-19 on the Company’s business, financial performance and operating results. The Company’s expectations, beliefs and estimates are expressed in good faith and it believes there is a reasonable basis for them. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and any subsequent Form 10-Q and Form 8-K filings made with the SEC, under the caption “Risk Factors.” These risks may also be further heightened by the continued impact of the COVID-19 pandemic. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

This release is for informational purposes only and shall not constitute, or form a part of, an offer to sell or buy or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

Additional Information

Stockholders of Granite Point and other interested persons may find additional information regarding the company at the SEC’s website at www.sec.gov or by directing requests to: Granite Point Mortgage Trust Inc., 3 Bryant Park, 24th floor, New York, NY 10036, telephone (212) 364-5500.

Contact

Investors: Marcin Urbaszek, Chief Financial Officer, Granite Point Mortgage Trust Inc., (212) 364-5500, investors@gpmtreit.com.

Media: Jonathan Keehner / Andrew Siegel, Joele Frank, Wilkinson Brimmer Katcher, (212) 355-4449.